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                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)

               Oxford Residential Properties I Limited Partnership
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                            (Name of Subject Company)

               Oxford Residential Properties I Limited Partnership
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                       (Name of Persons Filing Statement)

                      Assignee Units of Limited Partnership
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
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      (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                                Gregory M. Chait
                               Katherine M. Koops
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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         The information in the Offer to Purchase of AIMCO/Bethesda Holdings
Acquisitions, Inc. dated February 5, 2001 (the "Offer") and Letter to Limited Partners dated February 5, 2001 is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2. Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by Oxford Residential Properties I Limited Partnership, a Maryland limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Assignee units of limited partnership of the Partnership are the subject of the tender offer.

Item 9. Exhibits.

     (a) Offer to Purchase of AIMCO/Bethesda Holdings Acquisitions, Inc. (Exhibit 1 to Schedule TO of AIMCO/Bethesda Holdings Acquisitions, Inc. dated February 5, 2001, is incorporated herein by reference.)

     (b) Letter to Limited Partners dated February 5, 2001 (Exhibit 4 to Schedule TO of AIMCO/Bethesda Holdings Acquisitions, Inc. dated February 5, 2001, is incorporated herein by reference.)


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2001


                                       OXFORD RESIDENTIAL PROPERTIES I
                                       LIMITED PARTNERSHIP, a Maryland limited
                                       partnership

                                       By: OXFORD RESIDENTIAL
                                           PROPERTIES I CORPORATION
                                           Its Managing General Partner

                                       By: /s/ Patrick J. Foye
                                           -------------------------------------
                                           Patrick J. Foye
                                           Executive Vice President


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                                  EXHIBIT INDEX



EXHIBIT
NUMBER    DESCRIPTION
-------   -----------

  (a)     Offer to Purchase of AIMCO/Bethesda Holdings Acquisitions, Inc.
          (Exhibit 1 to Schedule TO of AIMCO/Bethesda Holdings Acquisitions,
          Inc. dated February 5, 2001, is incorporated herein by reference.)

  (b)     Letter to Limited Partners dated February 5, 2001 (Exhibit 4 to
          Schedule TO of AIMCO/Bethesda Holdings Acquisitions, Inc. dated
          February 5,2001, is incorporated herein by reference.)


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